Exhibit 5.1

Royal Caribbean Cruises Ltd. 1050 Caribbean Way Miami, Florida 33132

Our reference: 01474.50146/US/80694132v2

December 3, 2020

Re: Royal Caribbean Cruises Ltd - Exhibit 5.1 Opinion

Ladies and Gentlemen:

We have acted as special counsel as to matters of Liberian law to Royal Caribbean Cruises Ltd., a Liberian corporation (the “Company”), in connection with the offering and sale by the Company from time to time of up to $1,000,000,000 aggregate offering price of common shares, par value $0.01 per share (the “Common Shares”), being issued and sold by the Company in accordance with the Equity Distribution Agreement dated December 3, 2020, between the Company and the managers listed in Schedule I, including any amendments or supplements thereto (the “Distribution Agreement”), pursuant to the Company's Registration Statement on Form S-3ASR (No. 333-223241) (the “Registration Statement”), the prospectus dated February 26, 2018 (the “Base Prospectus”) and the prospectus supplement to the Base Prospectus dated December 3, 2020 (together with the Base Prospectus, the “Prospectus”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

i.	the Registration Statement;

ii.	the Prospectus;

iii.	the Distribution Agreement; and

iv.	such corporate records, certificates, agreements, documents or other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary.

In such examination, we have assumed (a) the legal capacity of each natural person, (b) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (c) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (d) that the documents reviewed by us in connection with the rendering of the opinion set forth herein are true, correct and complete and (e) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us.

We have also assumed that:

(i)	that the issuance and sale of the Common Shares will comply in all respects with the terms, conditions and restrictions set forth in the Distribution Agreement and the Prospectus, and all of the instruments and other documents relating thereto or executed in connection therewith;

(ii)	that the Distribution Agreement was duly and validly authorized by the parties thereto (other than the Company), and executed and delivered by the parties thereto;

(iii)	the validity and enforceability of the Distribution Agreement against the parties thereto (other than pursuant to Liberian law);

(iv)	each Common Share will be sold at or above the minimum price per common share established by the board of directors of the Company; and

(v)	the Company will, at each time any Common Shares are issued in accordance with the Distribution Agreement, have a sufficient number of authorized but unissued common shares pursuant to its Articles of Incorporation to issue such Common Shares, after taking into account any shares reserved for issuance.

This opinion is limited to the law of the Republic of Liberia. We expressly disclaim any responsibility to advise of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

Based on the foregoing, and having regard to legal considerations which we deem relevant, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that the Common Shares, when issued, sold and paid for in accordance with the terms of the Registration Statement, the Prospectus and the Distribution Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K of the Company, to the discussions of this opinion in the Registration Statement and the Prospectus, and to the references to our firm in the Registration Statement and the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act.

Very truly yours,

Watson Farley & Williams LLP

/s/ Watson Farley & Williams LLP